ACME UNITED CORPORATION            NEWS RELEASE

CONTACT:Paul G. DriscollAcme United Corporation55 Walls Drive Fairfield, CT  06824

Phone: (203) 254-6060FAX: (203) 254-6521

ACME UNITED ANNOUNCES CHANGE TO VIRTUAL 2020 ANNUAL MEETING OF SHAREHOLDERS

FAIRFIELD, Conn., March 24, 2020 (GLOBE NEWSWIRE) -- Acme United Corporation (NYSE American: ACU) today announced that that the location of the Company's 2020 Annual Meeting of Shareholders has been changed and will be held in a virtual meeting format only due to the ongoing public health impact of the coronavirus outbreak (COVID-19).  The Company believes that this action is necessary to protect the health and well-being of its partners and shareholders and is in compliance with the restrictions on meetings and other gatherings imposed under states of emergency declared by various governmental authorities.

The Annual Meeting will be held, as scheduled, on Monday, April 20, 2020 at 11:00 a.m. Eastern Time. To be admitted to the Annual Meeting at www.virtualshareholdermeeting.com/ACU2020, shareholders must enter the control number found on their proxy card which is being sent to shareholders on or about March 24, 2020.  Further information regarding the change to the location of the Annual Meeting can be found in the proxy statement supplement filed by the Company with the Securities and Exchange Commission on March 20, 2020.

Walter C. Johnsen, Chairman and CEO said, “I look forward to speaking with shareholders at the upcoming first quarter earnings call.  In the meantime, I wish that everyone stays in good health.”

ACME UNITED CORPORATION is a leading worldwide supplier of innovative first aid, safety, and cutting products to the school, home, office, hardware and industrial markets. Its leading brands include First Aid Only®, First Aid Central®, PhysiciansCare®, Pac-Kit®, Spill Magic®, Westcott®, Clauss®, Camillus®, Cuda®, and DMT®.

Forward-looking statements in this report, including without limitation, statements related to the Company’s plans, strategies, objectives, expectations, intentions and adequacy of resources, are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995.  Investors are cautioned that such forward-looking statements involve risks and uncertainties including, without limitation, the following:  (i) changes in the Company’s plans, strategies, objectives, expectations and intentions,  which may be made at any time at the discretion of the Company; (ii) the impact of uncertainties in global economic conditions, including the impact on the Company’s suppliers and customers; (iii) changes in client needs and consumer spending habits; (iv) the impact of competition and technological changes on the Company; (v) the Company’s ability to manage its growth effectively, including its ability to successfully integrate any business it might acquire; (vi) currency fluctuations; (vii) increases in the cost of borrowings resulting from rising interest rates; (viii) international trade policies and their impact on demand for our products and our competitive position, including the imposition of new tariffs or changes in existing tariff rates; and (ix) other risks and uncertainties indicated from time to time in the Company’s filings with the Securities and Exchange Commission.

###